Schedule A
to the Amended and Restated Shareholder Servicing Plan

(as amended on June 18, 2015 with respect to the Orinda Income Opportunities Fund;
effective as of June 28, 2015)

Series or Fund and Class of Advisors Series Trust	Shareholder Servicing Plan Fee as a % of Average Daily Net Assets
Vivaldi Orinda Hedged Equity Fund
Class A	0.13%
Class I	0.07%
Vivaldi Orinda Macro Opportunities Fund
Class A	0.15%
Class I	0.10%
Orinda Income Opportunities Fund
Class A	0.15%
Class I	0.10%
Class D	0.10%

ADVISORS SERIES TRUST
on behalf of the Funds listed on Schedule A

By:           /s/Douglas G. Hess
Name:      Douglas G. Hess
Title:        President